SUB-ITEM 77C


INVESCO GLOBAL HEALTH SCIENCES FUND

ANNUAL SHAREHOLDER MEETING

The Fund's annual meeting of shareholders was held on May 8, 2001. Shareholders voted to re-elect Mark H. Williamson and Larry Soll, Ph.D. as Trustees. The resulting vote count for these nominees is as follows:

Election of two Class B Trustees:

Mark H. Williamson                         Larry Soll Ph.D.
For: 21,302,916                            For: 21,370,105
Withheld Authority: 1,972,256              Withheld Authority: 1,905,068

Shareholders also approved each of seven proposals comprising a comprehensive plan to reorganize the Fund as INVESCO Advantage Global Health Sciences Fund, a newly created series of an existing open-end management investment company, INVESCO Counselor Series Funds, Inc. (the "Reorganization"). Separate votes were taken on each Proposal required for Reorganization, as required by applicable regulation. However, the terms of the Reorganization required that the Reorganization would be implemented only if shareholders approved each and every individual proposal comprising the Reorganization. Each of the seven proposals which comprised the Reorganization were approved as follows:

1. Agreement and Plan of Reorganization
For: 16,769,678
Against: 3,869,922
Abstain: 680,836
Broker Non-Vote: 1,954,736

2. New Investment Advisory Agreement between INVESCO and the New Fund resulting from the Reorganization
For: 16,709,841
Against: 3,866,827
Abstain: 743,769
Broker Non-Vote: 1,954,735

3. Fundamental Investment Restriction Relating to Borrowing
For: 16,699,687
Against: 3,865,779
Abstain: 754,969
Broker Non-Vote: 1,954,738

4. Fundamental Investment Restriction Relating to Issuer Diversification
For: 16,778,727
Against: 3,792,963
Abstain: 748,745
Broker Non-Vote: 1,954,738

5. Fundamental Investment Restriction Relating to Lending
For: 16,756,909
Against: 3,803,700
Abstain: 759,828
Broker Non-Vote: 1,954,735

6. Conforming Language of Fundamental Investment Policies
For: 16,794,397
Against: 3,737,890
Abstain: 788,150
Broker Non-Vote: 1,954,735
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7. Fundamental Investment Restriction Relating to Master-Feeder Structure
For: 16,696,888
Against: 3,791,180
Abstain: 832,368
Broker Non-Vote: 1,954,736

As  a  result  of  shareholder   approval  of  the  preceding   proposals,   the
Reorganization was implemented. At the close of business on May 15, 2001, the Fund became INVESCO Advantage Global Health Sciences Fund.